EXHIBIT 2.2

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT (this "Escrow Agreement") is dated the 28th day of. May, 2004, by and between ePlus Technology, Inc., a Virginia corporation (the "Buyer"), Manchester Technologies, Inc., a New York corporation ("Seller"), and Joel Rothlein (the "Escrow Agent"), as escrow agent. The Buyer and Seller are sometimes referred to herein, collectively, as the "Interested Parties."

      WHEREAS, the Buyer and Seller have entered into an agreement dated May 28 , 2004, (the "Agreement") pursuant to which certain amounts have been withheld are to be placed in escrow as a source of the payment for any claims that may arise pursuant to such Agreement; and

      WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Escrow Agreement;

      NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

      Section 1. Definitions.

      1.1 "Business Day" means any day on which the Escrow Agent is open for business at its principal offices.

      1.2 "Claim Notice" means a written certification from an officer of Buyer to the Escrow Agent which certifies (a) the occurrence of a Claim, (b) The Portion of the Escrow Property, as such term is defined herein, or part thereof. Buyer reasonably and in good faith believes may be owed to Buyer as a result of the occurrence of a Claim, and (c) that a copy of such certification has been sent simultaneously to Seller.

      1.3 "Certification for Release" means a written certification from an officer of Seller to the Escrow Agent which certifies (a) the occurrence of a Release Event, (b) the Portion of the Escrow Property, as such term is defined herein, or part thereof Seller reasonably and in good faith believes maybe owed to Seller as a result of the occurrence of a Release Event, and (c) that a copy of such affidavit has been sent simultaneously to Buyer.

      1.4 "Release Event" and "Claim" and the "Portion of the Escrow Property" related to such Release Event and Claim are as follows:

            a. A portion of the Purchase Price equal to $250,000.00 shall remain in escrow until Buyer receives the Seller Financial Statements required under ss.8.9 of the Agreement. Upon their receipt, Buyer shall so certify in writing to the Escrow Agent by facsimile.


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      1.5 "Buyer Dispute Notice" means a written certification from an officer of Buyer that (a) Buyer disputes the Release Affidavit and (b) that a copy of such certification has been sent simultaneously to Seller.

      1.6 "Seller Dispute Notice" means a written certification from an officer of Seller that (a) Seller disputes the Claim Notice and (b) that a copy of such certification has been sent simultaneously to Buyer.

      Section 2. Deposit at Escrow Funds or Property.

      Upon closing under the Agreement, the Buyer shall deposit with the Escrow Agent in immediately available funds $250,000.00 (the "Escrow Deposit", and together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 below, collectively, the "Escrow Property"), and the Escrow Agent agrees to hold the Escrow Property in an account established with the Escrow Agent (the "Escrow Account"), and to administer the Escrow Property in accordance with the terms of this Escrow Agreement.

      Section 3. Claims and Payment; Release from Escrow; Termination

      Within five (5) Business Days of the date of a Certification for Release, Escrow Agent shall deliver to Seller the Portion of the Escrow Property set forth in such Release Affidavit, unless during such five (5) Business Day period, Buyer delivers to Escrow Agent a Buyer Dispute Notice. In such event, Escrow Agent shall not deliver to Seller that Portion of the Escrow Property identified in the Certification for Release until such dispute is resolved as provided in Section 9 hereof and notice of such resolution has been given to the Escrow Agent.

      Within five (5) Business Days of the date of a Claim Notice, Escrow Agent shall deliver, to Buyer the Portion of the Escrow Property set forth in such Claim Notice, unless during such five (5) Business Day period, Seller delivers to Escrow Agent a Seller Dispute Notice In such event, Escrow Agent shall not deliver to Buyer that Portion of the Escrow Property identified in the Claim Notice until such dispute is resolved as provided in Section 9 hereof and notice of such resolution has been given to the Escrow Agent.

      On September 15, 2004, (the "Release Date"), Escrow Agent shall automatically deliver the Portion of the Escrow Property set forth in Section
1.3 corresponding to the escrow reference identified in Section 1.4 to Seller unless Escrow Agent has previously received a Claim Notice, a Certification for Release, a Buyer Dispute Notice or a Seller Dispute Notice and has not yet delivered to Buyer or Seller the Portion of the Escrow Property referenced in such Claim Notice or Certification for Release. Seller shall not be required to deliver a Certification for Release to Escrow Agent certifying the occurrence of a Release Date.


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

      On the last date that Escrow Agent pays any Portion of the Escrow Property to Buyer or Seller pursuant to the terms and conditions hereof, Escrow Agent shall pay any remaining portion of the Escrow Property to Seller and upon the date of payment of such remaining Escrow Property this Escrow Agreement shall terminate.

      3.a Geltner Authorization

      Anything to the contrary notwithstanding the escrow release shall require Michael Geltner's written authorization and Michael Geltner shall provide such authorization in accordance with the terms and conditions hereof as if he were a co-escrow agent. This provision shall not subject Michael Geltner to disqualification from any future representation of Buyer.

      Section 4. Investment of Funds.

      If the Escrow Agent shall have received specific written investment instruction from Seller (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Property in Eligible Investments, pursuant to and as directed in such instruction. Any investment income or proceeds received by the Escrow Agent from the investment of the Escrow Deposit shall be paid to Seller on the date of termination of this Escrow Agreement.

      "Eligible Investments" shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit arid banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); (iv) investment in the Escrow Agent's "Insured Money Market Fund" (]MMA). If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments.

      Escrow Agent Not Responsible For Investment Decisions. Absent its timely receipt of such specific written investment instruction from Seller, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay Interest on) the Escrow Property, provided, however, that m the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall be authorized to invest any of the Escrow Property in the Escrow Agent's "Insured Money Market Fund" (IMMA) until such investment instruction is received. All earnings received from the investment of the Escrow Property shall be credited to, and shall become a part of, the Escrow (and any losses on such investments shall be debited to the Escrow Account), but shall in no event be paid by Escrow Agent to Buyer pursuant to a Claim Notice. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.


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      Tax Reporting. The Interested Parties agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Property in any tax year shall (i) to the extent such interest or other income is distributed by the Escrow Agent to Seller pursuant to the terms of this Escrow Agreement during such tax year, be reported as allocated to Seller, and
(ii) otherwise shall be reported as allocated to Seller.

      Certification of Taxpayer Identification Number. The Interested Parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent upon the execution and delivery of this Escrow Agreement. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.

      Section 5. Concerning the Escrow Agent.

      (a) Each Interested Party acknowledges and agrees that the Escrow Agent
(i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Escrow Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

      (b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent's gross negligence or willful misconduct in breach of the terms of this Escrow Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even, if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.


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

      (c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent's own gross negligence or willful misconduct in breach of this Escrow Agreement.

      (d) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

      (e) Notwithstanding any term appearing in this Escrow Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Escrow Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Escrow Agreement), as the case may be

      (f) Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 6 hereof), shall be in U.S. dollars.

      Section 6. Compensation, Expense Reimbursement and Indemnification.

      (a) Each of the Interested Parties agrees, jointly and severally (i) to pay or reimburse the Escrow Agent for its attorney's fees and expenses incurred in connection with the preparation of this Escrow Agreement and (ii) to pay the Escrow Agent's compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis.

      (b) Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Escrow Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

      (c) Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this


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

Escrow Agreement or with the administration of its duties hereunder, including but not limited to attorney's fees and other costs and expenses of defending, or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent's gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless, shall survive the termination of this Escrow Agreement.

      (d) Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory Lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising. The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon one (1) Business Day's notice to the Interested Parties of its intent to do so

      (e) Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, each of the Interested Parties agrees as between themselves that they shall share, fifty percent (50%) each, all amounts payable to the Escrow Agent pursuant to this Section 6(e). If Escrow Agent exercises any or all of its rights under Section 6(d) due to any failure by Buyer to pay amounts to Escrow Agent pursuant to this Agreement, without prejudice to any other remedy, Buyer agrees that Seller may terminate the MSA, if such agreement is still in force and effect; provided Seller gives Buyer fifteen (15) days prior written notice of its intention to terminate the MSA, during which time Buyer may prevent termination of the MSA by paying to Seller the amount of any deduction made by the Escrow Agent.

      Section 7. Tax Indemnification.

      Each of the Interested Parties agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Property or performance of other activities under this Escrow Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that maybe applicable in connection with its acting as Escrow Agent under this Escrow Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges, that may be assessed or asserted against the Escrow Agent in connection with, on account for relating to the Escrow Property, the management established hereby, any payment or distribution of or from the Escrow Property pursuant to the terms hereof or other activities performed under the terms of this Escrow Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Escrow Agreement, including costs and expenses (including reasonable legal fees and expenses),


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interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Escrow Agreement.

      Section 8. Resignation.

      The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days' prior written notice of resignation to Buyer and Seller. Prior to the effective date of the resignation as specified in such notice, Seller will issue to the Escrow Agent a written Instruction authorizing redelivery of the Escrow Property to a bank or trust company that it selects as successor to the Escrow Agent hereunder subject to the consent of Buyer (which consent shall not be unreasonably withheld or delayed). If, however, Seller shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Buyer shall be entitled to name such successor escrow agent. If no successor escrow agent is named by Buyer or Seller, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

      Section 9. Dispute Resolution.

      It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or clam is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property. The lawfirm of Kressel, Rothlein, Walsh & Roth, LLC shall not be subject to disqualification from representation of Seller by reason of its service as or to Escrow Agent;

      Section 10. Consent to Jurisdiction and Service.

      Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the exclusive jurisdiction of the courts in The Commonwealth of Virginia and New York State and of any Federal court located in said Commonwealth or State in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the interested Parties' each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail


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directed to such party; as the case may be, at their respective addresses in accordance with Section 13 hereof.

      Section 11. Waiver of Jury Trial.

      THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

      Section 12. Force Majeure.

      The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, terrorist acts, earthquakes or other disasters.

      Section 13. Notices: Wiring Instructions.

      (a) Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties); provided however, that no notice to the Escrow Agent shall be deemed duly given or made until actually received by the Escrow Agent.

      If to Buyer:

      ePlus Technology, Inc.
      400 Herndon Parkway
      Herndon, Virginia 20170
      Attention: Kleyton Parkhurst
      Fax: 703-834-1042
      Tel., with extension: 703-709-1924

      If to Seller:


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

      Manchester Technologies, Inc.
      160 Oser Avenue
      Hauppauge, New York 11787
      Attention: Barry Steinberg
      Fax: 631-435-2340
      Tel., with extension: 631-435-1048

      If to Escrow Agent:

   by first class mail, to:

      Joel Rothlein, Esq.
      Kressel, Rothlein, Walsh & Roth, LLC
      684 Broadway
      Massapequa, New York 11758
      (516) 798-5363

   if by fax, addressed as above and
        sent to the following telecopy number:

Fax: (516) 798-5498

   if by hand, certified or registered mail or overnight courier or delivery, to:

      Joel Rothlein, Esq.
      Kressel, Rothlein, Walsh & Roth, LLC
      684 Broadway
      Massapequa, New York 11758
      (516) 798-5363

      (b) Wiring Instructions As per Seller's payment instruction letter dated May 28, 2004..

      Section 14. Miscellaneous.

      (a) Binding Effect; Successors. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.


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      (b) Modifications. This Escrow Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Escrow Agreement may not be signed by means of an e-mail address.

      (c) Governing Law. THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      (d) Reproduction of Documents. This Escrow Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates arid other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro- card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      (e) Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [INTENTIONALLY LEFT BLANK]


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      IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be duly executed and delivered in its name and on its behalf as of the 28th day of May, 2004.

                                             ePlus Technology, Inc.

                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                             Manchester Technologies, Inc.

                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                             Name: Joel Rothlein

                                             Title: Escrow Agent

                                             As to Section 3.a


                                             -----------------------------------
                                                      Michael Geltner


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                                    Exhibit A

                                  Fee Schedule

                                Schedule of Fees

Escrow Service

WIRE FEE:                                          cost per wire

OUT-OF-POCKET EXPENSES                             at cost

LEGAL FEES:                                        at cost

EXTRAORDINARY ADMINISTRATIVE EXPENSES

      Fees for services not specifically set forth in this schedule will be determined by appraisal Such services may include, but not be limited to, additional responsibilities and services incurred in connection with amendments or extensions of the governing documents, unusual cash and/or investment transactions, calculations, reports or notices, or in case of litigation.

      OUT-OF-POCKET EXPENSES

      Any out-of-pocket expenses incurred by us will be billed at cost. These items will include, but not be limited to, legal costs, travel expenses, document duplication and facsimiles, courier services, etc.

      ESCROW AGENT'S COUNSEL

      At cost.

      BILLING AND PAYMENTS

      The Acceptance Fee and first year Annual Fee will be payable at closing. Subsequent Annual Fees will be payable in advance at each anniversary of closing. Other fees, charges and reimbursements will be billed as incurred. Annual fees are not pro-rated for less than a year.


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                             GOOD FUNDS AVAILABILITY

    Funds to make any payments must be on deposit in sufficient time to avoid
                    Daylight Overdrafts under Fed Guidelines.


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